Exhibit 1.1

Extracts of Amended and Restated Bylaws of

Banco Bilbao Vizcaya Argentaria, S.A.

Exhibit 1.1 to Banco Bilbao Vizcaya Argentaria S.A.’s (“BBVA”) Annual Report on Form 20-F for the year ended December 31, 2005 filed with the Securities and Exchange Commission (“SEC”) on July 7, 2006 contained the Amended and Restated Bylaws (Estatuos) of BBVA as of the date of such filing.

Set forth below is the amended and restated text of those articles of BBVA’s bylaws which have been amended since July 7, 2006.

Article 5. Capital stock

The Bank’s share capital is ONE-BILLION, SEVEN-HUNDRED AND FORTY MILLION, FOUR-HUNDRED AND SIXTY-FOUR THOUSAND, EIGHT-HUNDRED AND SIXTY-NINE EUROS, TWENTY-NINE EUROCENTS (€1,740,464,869.29), represented by THREE-BILLION, FIVE-HUNDRED AND FIFTY-ONE MILLION, NINE-HUNDRED AND SIXTY-NINE THOUSAND, ONE-HUNDRED AND TWENTY-ONE (3,551,969,121) shares of FORTY-NINE EURO-CENTS (€0.49) nominal value each, all of the same class and series, fully subscribed and paid up.

On March 16, 2007, BBVA’s shareholders adopted a resolution amending Article 36 of its bylaws as amended and restated below. This amendment is pending registration at the Commercial Registry of Vizcaya.

Article 36. Term of office and renewal

The term of office for members of the board of directors shall be five years. Members may be re-elected one or more times for terms of the same maximum duration.